As filed with the Securities and Exchange Commission on June 26, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CorePoint Lodging Inc.

(Exact name of registrant as specified in its charter)

Maryland	82-1497742
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

CorePoint Lodging Inc.

125 East John Carpenter Freeway, Suite 1650

Irving, TX 75062

Tel: (972) 893-3199

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark M. Chloupek

Executive Vice President, Secretary and General Counsel

CorePoint Lodging Inc.

125 East John Carpenter Freeway, Suite 1650

Irving, TX 75062

Tel: (972) 893-3199

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edgar J. Lewandowski Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10021 Tel: (212) 455-2000	Marc D. Jaffe Cathy A. Birkeland Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Tel: (212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.01 per share	17,586,538	$13.02	$228,976,724.76	$27,751.98

(1)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on June 21, 2019, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion

Preliminary Prospectus dated June 26, 2019

PRELIMINARY PROSPECTUS

17,586,538 Shares

CorePoint Lodging Inc.

Common Stock

This prospectus relates to the offer and sale from time to time of up to 17,586,538 shares of CorePoint Lodging Inc. common stock, par value $0.01 per share, by the selling stockholders named in this prospectus or in supplements to this prospectus. The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of those shares nor does it require us to issue any shares of common stock. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. We are filing the registration statement of which this prospectus is part pursuant to contractual obligations that exist with the selling stockholders.

We are not offering for sale any shares of common stock in the registration statement of which this prospectus is part. We will not receive any proceeds from the sale of our common stock by the selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CPLG.” On June 25, 2019, the last sale price of our common stock as reported on the NYSE was $12.61 per share.

For U.S. federal income tax purposes, we intend to make an election to be taxed as a real estate investment trust (“REIT”), effective May 31, 2018, with the filing of our U.S. federal income tax return for the year ended December 31, 2018. We believe that we are organized and operate in a REIT-qualified manner, and we intend to continue to operate as such. Shares of our common stock are subject to limitations on ownership and transfer that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% limit, in value or by number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and a 9.8% limit, in value, on the ownership of shares of our outstanding stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 to read about certain factors you should consider before buying shares of common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2019

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. None of us or the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement or free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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BASIS OF PRESENTATION

On May 30, 2018, La Quinta Holdings Inc. (“LQH Parent” and, together with its consolidated subsidiaries, “LQH”) completed the distribution to its stockholders of all the then-outstanding shares of common stock of CorePoint Lodging Inc. (“CorePoint Parent” and, together with its consolidated subsidiaries, “CorePoint Lodging”), previously a wholly owned subsidiary of LQH Parent, following which CorePoint Parent became an independent, self-administered, publicly traded company. The shares of common stock of CorePoint Parent were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a Registration Statement on Form 10 (the “Form 10”) of CorePoint Parent which the Securities and Exchange Commission (the “Commission”) declared effective on May 8, 2018. As part of the separation, LQH underwent an internal reorganization, after which it completed the separation by distributing all of the then-outstanding shares of CorePoint Parent common stock on a pro rata basis to the holders of LQH Parent common stock in a taxable transaction. We refer to this pro rata distribution as the “distribution” and we refer to the separation, including the internal reorganization and distribution, as the “spin-off.”

Unless otherwise indicated or the context otherwise requires, references herein to:

•

“CorePoint Lodging,” “CorePoint,” “we,” “our,” “us” and the “Company” refer to CorePoint Lodging Inc. and its consolidated subsidiaries, and references to “CorePoint Parent” refer only to CorePoint Lodging Inc., exclusive of its subsidiaries, in each case, after giving effect to the spin-off, including the internal reorganization and distribution;

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“LQH” refers to La Quinta Holdings Inc. and its consolidated subsidiaries and references to “LQH Parent” refer only to La Quinta Holdings Inc., exclusive of its subsidiaries, in each case before giving effect to the spin-off; and

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“La Quinta” refers to La Quinta Holdings Inc. and its consolidated subsidiaries, and references to “La Quinta Parent” refer only to La Quinta Holdings Inc., exclusive of its subsidiaries, in each case after giving effect to the spin-off, including the internal reorganization and distribution.

FINANCIAL STATEMENT PRESENTATION

Notwithstanding the legal form of the spin-off, for accounting and financial reporting purposes, La Quinta is presented as having been spun-off from CorePoint Parent (the reverse of its legal form—a “reverse spin”). This presentation is in accordance with generally accepted accounting principles in the United States (“GAAP”), specifically Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs,” and is primarily a result of the relative significance of CorePoint Parent’s business to LQH’s business, as measured in terms of revenues, profits and assets. Further, LQH has been determined to best represent the predecessor entity to CorePoint Parent. As such, the historical financial statements included or incorporated by reference in this prospectus, with respect to periods prior to the spin-off, are represented by the historical financial statements of LQH, presenting La Quinta Parent, including the franchise and management business, as discontinued operations. LQH’s historical results are not representative of the results that we would have achieved as a separate, publicly traded company nor indicative of the results expected for any future period.

This prospectus includes an unaudited pro forma consolidated statement of operations, which presents our financial position and results of operations to give pro forma effect to the spin-off, including the internal reorganization and distribution, the Financing Transactions (as defined herein) and the other transactions described under “Unaudited Pro Forma Consolidated Financial Statements.” The unaudited pro forma consolidated financial statement is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results.

You should read our summary historical consolidated financial information and unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with, and each is qualified in their entirety by reference to, our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (the “Quarterly Report”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“Annual Report”), in each case, incorporated by reference in this prospectus, and the financial and other information appearing elsewhere in this prospectus and in our Quarterly Report and Annual Report.

NON-GAAP FINANCIAL INFORMATION

We evaluate the performance of our business through certain financial measures that are not recognized under GAAP. Each of these non-GAAP financial measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and net income.

Our presentation of Adjusted EBITDAre herein and in the documents incorporated by reference herein may vary from the presentation of Pro Forma Adjusted EBITDAre included elsewhere in this prospectus. Adjustments prepared by management in the Pro Forma Adjusted EBITDAre calculation are prepared in accordance with Article 11 of Regulation S-X. In our presentation of Adjusted EBITDAre, we have adjusted corporate general and administrative expenses in a manner other than as would be required for a presentation in accordance with Article 11. The variation in presentation does not result in a significant difference between Adjusted EBITDAre presented herein and in the documents incorporated by reference herein and Pro Forma Adjusted EBITDAre presented herein in accordance with Article 11 of Regulation S-X. We believe our presentation of Adjusted EBITDAre, and specifically the adjustment relating to corporate general and administrative expenses, provides useful supplemental information to management and investors about our company, its financial condition and results of operations and is reflective of the measures used by our management team to evaluate our operating performance and to make day-to-day operating decisions.

For definitions and other information regarding our use of these non-GAAP financial measures, see “Certain Defined Terms” and “Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data” in this prospectus.

INDUSTRY AND MARKET DATA

Within this prospectus and the documents incorporated by reference, we reference information and statistics regarding the hotel industry and various segments within such industry. We have obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. STR, Inc. (“STR”) is the primary source for third-party market data and industry statistics. STR does not guarantee the performance of any company about which it collects and provides data. The reproduction of STR’s data without their written permission is strictly prohibited. Nothing in the STR data should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them.

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CERTAIN DEFINED TERMS

Except where the context suggests otherwise, we define certain terms in this prospectus as follows:

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“Adjusted EBITDAre” refers to EBITDAre adjusted for certain items, such as restructuring and separation transaction expenses, acquisition and disposition transaction expenses, stock-based compensation expense, discontinued operations and other items not indicative of ongoing operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Quarterly Report, incorporated by reference in this prospectus, for information regarding our use of Adjusted EBITDAre, which is a non-GAAP financial measure;

•	“ADR” or “average daily rate” means hotel room revenues divided by total number of rooms rented in a given period;

•	“Blackstone” means The Blackstone Group L.P. and its affiliates;

•	“CorePoint OP” means CorePoint Operating Partnership L.P., a wholly owned subsidiary of CorePoint Lodging Inc.;

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“EBITDA” refers to earnings before interest, taxes, depreciation and amortization. EBITDA is calculated excluding discontinued operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Quarterly Report, incorporated by reference in this prospectus, for information regarding our use of EBITDA, which is a non-GAAP financial measure;

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“EBITDAre” refers to EBITDA adjusted for certain items, such as gains or losses on the disposition of property, impairments and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Quarterly Report, incorporated by reference in this prospectus, for information regarding our use of EBITDAre, which is a non-GAAP financial measure;

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“economy” refers to hotels in the lowest market scale classification group, typically with ADR of $70 or less, based on the six market scale groups (from highest to lowest scale): luxury, upper upscale, upscale, upper midscale, midscale, and economy;

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“midscale” refers to hotels in the mid-range hotel market scale classification group, typically with ADR of $70 to $95, based on the six market scale groups (from highest to lowest scale): luxury, upper upscale, upscale, upper midscale, midscale, and economy;

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“Financing Transactions” refers to the financing transactions that were completed in connection with the spin-off, in each case, to finance a cash payment to La Quinta Parent of approximately $1.002 billion in connection with the merger;

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“the merger” refers to the merger of La Quinta Holdings Inc. with a wholly owned subsidiary of Wyndham Worldwide, with La Quinta Holdings Inc. continuing as the surviving company and as a wholly owned indirect subsidiary of Wyndham Worldwide;

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“NAREIT” refers to the National Association of Real Estate Investment Trusts, the largest trade group representing REITs. NAREIT provides data for various REIT metrics, including definitions for certain non-GAAP measurements;

•	“occupancy” means the total number of rooms rented in a given period divided by the total number of rooms available at a hotel or group of hotels;

•	“RevPAR” or “revenue per available room” means the product of the ADR charged and the average daily occupancy achieved;

•	“TRS” refers to a taxable REIT subsidiary under the Internal Revenue Code of 1986, as amended (the “Code”), and includes any subsidiaries or other, lower-tier entities of that taxable REIT subsidiary;

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“upper midscale” refers to hotels in the upper mid-range hotel market scale classification group, typically with ADR of $95 to $115, based on the six market scale groups (from highest to lowest scale): luxury, upper upscale, upscale, upper midscale, midscale, and economy;

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“upper upscale” refers to hotels in the high range hotel market scale classification group, typically with ADR of $150 or more, based on the six market scale groups (from highest to lowest scale): luxury, upper upscale, upscale, upper midscale, midscale, and economy;

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“upscale” refers to hotels in the high range hotel market scale classification group, typically with ADR of $115 to $150, based on the six market scale groups (from highest to lowest scale): luxury, upper upscale, upscale, upper midscale, midscale, and economy;

•	“Wyndham” refers to Wyndham Worldwide, together with its subsidiaries, including Wyndham Hotels & Resorts; and

•	“Wyndham Worldwide” means Wyndham Worldwide Corporation.

SUMMARY

This summary does not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus and the documents incorporated by reference herein carefully before making an investment decision, especially the risks discussed under “Risk Factors” in this prospectus and “Item 1A. Risk Factors” in our Annual Report and our financial statements and the related notes, included in our Quarterly Report or Annual Report, as applicable, and incorporated by reference herein, before you decide to invest in shares of our common stock. This prospectus uses non-GAAP financial measures, including Pro Forma Hotel Adjusted EBITDAre, Adjusted EBITDAre and EBITDAre. For reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure, on a pro forma basis, see the discussion under “—Summary Historical and Unaudited Pro Forma Consolidated Financial Data.” For definitions and other information regarding our use of these non-GAAP financial measures, see “Certain Defined Terms” and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key indicators of financial condition and operating performance—Non-GAAP Financial Measures” in our Quarterly Report, incorporated by reference in this prospectus.

CorePoint Lodging

We believe we are the only publicly traded U.S. lodging REIT strategically focused on owning the midscale and upper midscale segments. As of March 31, 2019, our geographically diverse portfolio consisted of 313 hotels with approximately 40,100 rooms located across 41 U.S. states, under the La Quinta brand, with approximately 48% of Pro Forma Hotel Adjusted EBITDAre for the year ended December 31, 2018 generated in Texas, California and Florida. Our hotels provide clean and comfortable guest rooms at affordable prices in convenient locations. Our hotels typically include common areas with amenities such as a great room (including breakfast seating area, lobby with seating area and business center), a swimming pool and vending areas and generally offer a complimentary breakfast.

Our hotels are typically well-positioned competitively within their markets, located near major employment centers, airports and transportation corridors. Our hotels are concentrated in markets that historically have exhibited strong hotel room demand growth based on hotel rooms sold in those markets. We believe that the diversification of our portfolio, principally that no single property accounted for more than 3% of our Pro Forma Hotel Adjusted EBITDAre and that our top ten properties accounted for approximately 15% of our Pro Forma Hotel Adjusted EBITDAre, in each case for the year ended December 31, 2018, after giving pro forma effect to the consummation of the spin-off and the Financing Transactions, helps protect us from significant disruptions in any single market.

We are focused on generating premium long-term risk-adjusted returns for our stockholders through disciplined capital allocation, maintaining balance sheet strength, proactive asset management and enhancing the value of our properties. We continue to strategically evaluate our hotel portfolio to identify opportunities to grow revenue, expand margins and improve overall performance, and we seek to transform our portfolio by cultivating high-growth and highly profitable assets. Through a strategic review of our portfolio, we initially identified 78 “non-core” hotels for potential sale, of which two hotels were sold during the three months ended March 31, 2019 for gross consideration of $5 million. The remaining 76 “non-core” hotels represented approximately $31 million of revenue for the three months ended March 31, 2019 and approximately $138 million of revenue for the year ended December 31, 2018. We believe the sale of these underperforming hotels would improve portfolio RevPAR and Pro Forma Hotel Adjusted EBITDAre margins. Subsequent to March 31, 2019 and through May 14, 2019, we sold an additional three of these non-core hotels for gross consideration of $16 million, and a number of the remaining assets are currently in various stages of marketing and sale process. In addition, we believe that there is also a consolidation opportunity within the midscale and upper midscale segments of the select-service space and that, through disciplined capital allocation strategies and a focus on continuing to strengthen our balance sheet, there may be a potential opportunity for CorePoint to grow and consolidate its diversified portfolio over time.

We are executing against key asset management initiatives by working with our third-party property manager, La Quinta, to improve property level operating performance through aggressive and proactive asset management, especially at our underperforming hotels. We benefit from our long-standing and mutually beneficial relationship with the La Quinta brand, a highly-recognized and successful brand with a 50-year history of owning and operating hotels, and from La Quinta’s national, regional and local brand marketing strategy. We are the largest owner and franchisee of La Quinta-branded hotels, owning approximately 35% of such hotels as of March 31, 2019.

We believe the merger of La Quinta with Wyndham following the spin-off has enhanced the benefits we receive from our relationship with the La Quinta brand. Wyndham is the largest hotel franchisor in the world based on number of properties. The addition of La Quinta improved Wyndham’s already strong midscale presence and expanded its reach further into the growing upper midscale segment. The La Quinta Returns loyalty program became part of the award-winning Wyndham Rewards program in April 2019, and we expect the La Quinta brand to be fully integrated by the second half of 2019. Given the dynamics of the lodging sector and ever-changing technology, marketing and revenue enhancing opportunities, the interaction with our property manager will continuously be evolving. We anticipate that some of Wyndham’s existing customers will become La Quinta hotel customers. Cross selling of La Quinta room bookings on Wyndham’s direct channels, such as Wyndham.com and Wyndham’s call center, began on August 1, 2018 with complete integration in April 2019.

We believe we have embedded growth opportunities that exist within the portfolio from the repositioning of select hotels. In 2016, we began a plan to invest in 54 of our properties to reposition these assets upward within their local markets to capture additional market share and rate. The scope of these repositioning projects includes, but is not limited to, enhancing guestrooms, expanding public areas and upgrading exterior elements. The repositioning program is substantially funded, and we have completed construction related to all but one of these hotel renovations as of March 31, 2019. We believe our portfolio continues to present opportunities for strategic value-enhancing investment over time, including the potential for additional select repositioning projects.

We were originally formed as a Maryland corporation on May 8, 2017 as a wholly owned subsidiary of LQH Parent. On May 30, 2018, LQH completed the spin-off that resulted in our establishment as an independent, publicly traded company. The spin-off, which was intended to be taxable to the stockholders of LQH Parent as dividend income, was effected through a pro rata distribution of CorePoint Parent common stock to existing LQH Parent stockholders. As a result of the spin-off, each holder of LQH Parent common stock received one share of CorePoint Parent common stock for every two shares of LQH Parent common stock held by such stockholder as of the record date of May 18, 2018, or one share of CorePoint Parent common stock for every one share of LQH Parent common stock after giving effect to the 1-for-2 reverse stock split of LQH Parent common stock prior to the spin-off.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other lodging real estate companies and effectively position us to execute on our business plan and growth strategies:

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Pure-Play Real Estate Investment Portfolio Focused on the Ownership of Midscale and Upper Midscale Select-Service Hotels. We intend to elect to be taxed as a REIT, effective May 31, 2018, with the filing of our U.S. federal income tax return for the year ended December 31, 2018. Upon the effective date of that election, we believe that we will be the only publicly traded U.S. lodging REIT with a differentiated focus on owning midscale and upper midscale select-service hotels. We believe the midscale and upper midscale select-service lodging segments are attractive segments because they cater to both business and leisure travelers, provide travelers’ most desired amenities and represent an attractive price and value proposition. Midscale and upper midscale select-service hotels have experienced superior demand/supply fundamentals, with an average annual demand growth and supply growth differential of 1.5% from 2013 through 2018, as compared to 0.8% for other segments (which segments include economy, upscale, upper upscale and luxury) over the same period. Based on data provided by STR, we concluded that the midscale and upper midscale select-service lodging segments have experienced less volatility in RevPAR growth than the U.S. lodging market as a whole as measured by standard deviation of annual growth rates since collection of this data began in 1987.

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Near Term Embedded Growth Opportunities. We believe we are well-positioned to capture near term embedded growth opportunities within our portfolio of hotels. In the near term, the Company expects to continue to benefit from the re-opening of hurricane impacted hotels and from the Company’s strategic repositioning program. For example, we believe the capital investments we have made in 54 of our properties have allowed us to reposition these assets upward within their local markets to capture additional market share and rate. We believe over time those repositioned properties will continue to drive incremental revenue. The Company’s performance in the second half of 2018 and year to date 2019 benefitted from growth in ADR and occupancy in our repositioned properties. The repositioning program is substantially funded, and we have completed construction related to all but one of these hotel renovations as of March 31, 2019. The one remaining repositioning project, at our Los Angeles airport location, is expected to be completed in the second quarter of 2019. In the intermediate term, we continue to believe there are opportunities to create value by leveraging Wyndham’s broad distribution network and infrastructure.

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Locations in Markets with Strong Growth Potential. Our hotels are concentrated in markets that have exhibited strong population and employment growth. The following graphic shows our Hotel Adjusted EBITDAre by state for the year ended December 31, 2018, after giving pro forma effect to the consummation of the spin-off and the Financing Transactions:

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Mutually Beneficial Relationship with La Quinta Brand. We enjoy a strong and mutually beneficial relationship with the La Quinta brand. La Quinta is a highly recognizable brand in the select-service market, established over a 50-year history of owning and operating hotels. La Quinta’s award-winning loyalty program, La Quinta Returns, which became part of Wyndham Rewards in April 2019, has historically provided our hotels with a large and growing base of loyal guests. Wyndham also offers an industry-leading travel rewards program with over 60 million members who will be exposed to La Quinta by Wyndham, an upper midscale offering that has not previously been available within its family of brands. Furthermore, our relationship with La Quinta, as our third-party hotel manager, allows us to benefit from their brand marketing strategy to drive brand awareness, bookings and loyalty.

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Strategic Relationship with Wyndham. Wyndham, the owner of the La Quinta brand, is the largest hotel franchisor in the world based on number of properties. The addition of La Quinta improved Wyndham’s already strong midscale presence and expanded its reach further into the growing upper midscale segment. The La Quinta Returns loyalty program became part of the award-winning Wyndham Rewards program in April 2019. We anticipate that some of Wyndham’s existing customers will become La Quinta hotel customers.

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Highly Experienced Management Team. Our senior management team is led by Keith A. Cline, our President and Chief Executive Officer and Daniel E. Swanstrom II, our Executive Vice President and Chief Financial Officer.

Our Business, Growth and Financing Strategies

Our objective is to generate favorable long-term risk adjusted returns for our stockholders through disciplined capital allocation, maintaining balance sheet strength, proactive asset management and enhancing the value of our properties. We intend to pursue this objective through the following strategies:

•	Disciplined Capital Allocation. We are a pure-play lodging REIT strategically focused on the midscale and upper midscale select-service lodging segments. The midscale and upper midscale segments are among the largest segments of the lodging industry by property count. In addition, these segments are highly fragmented. We believe there is a significant opportunity to acquire hotels from smaller owner operators, particularly owners with a higher cost of capital. We may implement strategies to develop a disciplined acquisition strategy which would allow us to expand our presence in target markets and further diversify over time, including through the acquisition of hotels that are affiliated with other respected hotel brands and operators. We have also identified 78 “non-core” hotels for potential sale, whose sale would improve portfolio RevPAR and Pro Forma Hotel Adjusted EBITDAre margins, and would provide capital we could reallocate to new investments, reducing leverage by paying down debt or returning capital to stockholders through share buybacks.

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Build and Maintain a Strong and Flexible Balance Sheet. We seek to build and maintain a strong and flexible balance sheet that will have a mix of debt that will provide us with liquidity and the flexibility to prepay when desired, dispose of assets, pursue our value enhancement strategies within our existing portfolio, support acquisition activity and maintain a sustainable well-covered dividend. Additionally, we expect to reduce our leverage over time, which will provide additional balance sheet flexibility. We will also focus on preserving sufficient liquidity with minimal short-dated debt maturities.

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Maximizing Hotel Profitability through Proactive Asset Management. We are focused on continually improving the operating performance, profitability and cash flow of each of our hotels through our proactive asset management. In the fourth quarter of 2018, we commenced an evaluation of CorePoint’s hotel portfolio to identify hotels that may no longer fit within our strategic plans and are candidates for possible disposition. We identified 78 “non-core” hotels, five of which have been sold by May 14, 2019. We are also executing an asset management strategy that includes working closely with our manager to improve the operational performance of CorePoint’s portfolio, especially in our underperforming hotels, and working to leverage Wyndham’s broad distribution network and infrastructure. We collaborate with our third-party manager to identify opportunities to increase market share, employ active revenue management strategies to increase our ADR and occupancy and improve gross margins, thereby enhancing the operating performance, cash flow and value of each property.

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Identifying and Executing Value-Enhancing Investments. We have a demonstrated record of identifying and executing on value enhancing opportunities in our properties. As an example, in 2016, we reviewed our hotel portfolio and identified 54 properties that, with the appropriate scope of capital investment and renovation, had the opportunity to be repositioned upwards within their relevant market, which we believed would capture occupancy and additional rate. During 2018, these repositioned hotels produced an approximately 15% increase in RevPAR as compared to 2017. We also may create value through repositioning select hotels across brands or chain scale segments and exploring adaptive reuse opportunities to ensure our assets achieve their highest and best use. Further, we are continually focused on maintaining our properties and adapting to evolving customer preferences by making ongoing capital expenditures that will provide an acceptable return on investment.

Market Opportunity

We believe that we will be the only publicly traded U.S. lodging REIT strategically focused on owning midscale and upper midscale select-service hotels. These segments have experienced superior demand/supply fundamentals relative to other segments over the last five years and grew at faster growth rates than the upper upscale and upscale segments over that period. In addition, according to data provided by STR, the midscale and upper midscale select-service segments have experienced less volatility in RevPAR growth than the U.S. lodging market as a whole as measured by standard deviation of annual growth rates since collection of this data began in 1987. In addition, we believe that these segments are highly fragmented with a lack of institutional ownership and could benefit from consolidation. Long term, we believe there may be a significant opportunity to be an active consolidator of hotel assets within these segments.

Summary Risk Factors

There are a number of risks related to our business, including:

•

we are subject to the business and financial risks inherent to the lodging industry, any of which could reduce our profits, the value of our properties and our ability to make distributions and limit opportunities for growth;

•	macroeconomic and other factors beyond our control can adversely affect and reduce lodging demand;

•	contraction in the global economy or low levels of economic growth could adversely affect our revenues and profitability as well as limit or slow our future growth;

•	our hotels are geographically concentrated, which exposes our business to the effects of regional events and occurrences;

•	our hotels operate and we compete for acquisitions in a highly competitive industry;

•

we are subject to risks associated with the concentration of our portfolio in the La Quinta brand, and any deterioration in the quality or reputation of the La Quinta brand, including changes to loyalty programs, could have an adverse effect on our financial condition or results of operations;

•

we are dependent on the performance of La Quinta and other future third-party hotel managers and could be materially and adversely affected if La Quinta or such other future third-party hotel managers do not properly manage our hotels or otherwise act in our best interests;

•	restrictive covenants in certain of our hotel franchise agreements contain provisions limiting or restricting the sale of our hotels, which could materially and adversely affect our profitability;

•	our efforts to reposition, renovate, redevelop or develop our hotels could be delayed or become more expensive, which could reduce profits or impair our ability to compete effectively;

•	the lodging industry is subject to seasonal and cyclical volatility, which may contribute to fluctuations in our financial condition and results of operations;

•

we are exposed to the inherent risks resulting from our investments in real estate, including the relative illiquidity of such investments, which could increase our costs, reduce our profits and limit our ability to respond to market conditions;

•	we are exposed to various risks posed by our acquisition, redevelopment, repositions, renovation and re-branding activities, as well as our disposition activities;

•	we may be subject to unknown or contingent liabilities related to our hotels or any hotels we may acquire in the future;

•	required capital expenditures and costs associated with, or failure to maintain, brand operating standards may materially and adversely affect our results of operations and profitability;

•

our substantial indebtedness could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and our ability to pay our debts and could expose us to interest rate risk to the extent of our variable rate debt and divert our cash flow from operations to make debt payments;

•	we do not have a recent operating history as an independent company and our historical financial information does not predict our future results;

•	we may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with LQH Parent related to the spin-off;

•	we may be unable to achieve some or all of the benefits that we expect to achieve from the spin-off;

•	we may be responsible for U.S. federal income tax liabilities that relate to the distribution;

•	if we do not eventually qualify or maintain our qualification as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability;

•

complying with REIT requirements may cause us to forego otherwise attractive investments, force us to liquidate or restructure otherwise attractive investments or force us to borrow to make distributions to stockholders; and

•	Blackstone owns approximately 30% of the outstanding common stock of CorePoint Parent, and its interests may conflict with ours or yours in the future.

These and other risks related to our business are discussed in greater detail under the heading “Risk Factors” in this prospectus and “Item 1A. Risk Factors” in our Annual Report, incorporated by reference in this prospectus. You should read and consider all of these risks carefully.

REIT Qualification

For U.S. federal income tax purposes, we intend to be taxed as a REIT, effective May 31, 2018. We believe that we are organized and operate in a REIT-qualified manner, and we intend to continue to be organized and operate as such. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income that we distribute annually to our stockholders. To qualify as a REIT for U.S. federal income tax purposes, we must, on a quarterly and annual basis, satisfy tests concerning, among other things, the real estate qualification of sources of our income, the composition and values of our assets, the amounts we distribute to our stockholders and the ownership of our stock, including certain ownership limitations and restrictions on our stock. Qualification as a REIT involves the interpretation and application of highly technical and complex provisions of the Code, for which no or only a limited number of judicial or administrative interpretations exist. To comply with REIT requirements, we may need to forego otherwise attractive opportunities and limit our expansion opportunities and the manner in which we conduct our operations. See “Risk Factors—Risks Related to Our REIT Status and Certain Other Tax Items” in our Annual Report, incorporated by reference herein.

Distribution Policy

In order to qualify as a REIT, we are required to distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We expect to make quarterly distributions to our stockholders in a manner intended to satisfy this requirement. Prior to making any distributions for U.S. federal tax purposes or otherwise, we must first satisfy our operating and debt service obligations. It is possible that it would be necessary to utilize cash reserves, liquidate assets at unfavorable prices or incur additional indebtedness in order to make required distributions. It is also possible that our board of directors could decide to make required distributions in part by using shares of our common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year as of the initial filing date of the registration statement of which this prospectus forms a part, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding shareholder advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the spin-off; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We have taken advantage of reduced disclosure regarding executive compensation arrangements, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than you might receive from other public companies in which you hold stock.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards when required to be adopted by public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Restrictions on Ownership of Our Stock

Subject to certain exceptions, our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or more than 9.8% in value of our outstanding stock, which we refer to as the “ownership limit,” and imposes certain other restrictions on ownership and transfer of our stock. Our board of directors has granted an exemption from the ownership limit to Blackstone.

Our charter also prohibits any person from, among other things:

•

beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, as a result of any “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and 856(d)(9)(D) of the Code, respectively) on behalf of our taxable REIT subsidiaries (each a “TRS”) lessees failing to qualify as such);

•	transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

•

beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code; and

•

beneficially or constructively owning shares of our stock to the extent that such ownership could result in us owning a 10% or greater interest in a tenant (as described in Section 856(d)(2)(B) of the Code), if the income so derived by us from such tenant for our taxable year during which such determination is being made could reasonably be expected to equal or exceed 1% of our gross income (as determined for purposes of Section 856(c) of the Code).

Any attempted transfer of our stock which, if effective, would result in violation of the above limitations or the ownership limit (except for a transfer which results in shares being owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares) will cause the number of shares causing the violation, rounded up to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, and the intended transferee will not acquire any rights in the shares.

These restrictions are intended to assist with our REIT compliance under the Code and otherwise to promote our orderly governance, among other purposes. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

Notwithstanding the legal form of the spin-off, for accounting and financial reporting purposes, La Quinta is presented as having been spun-off from CorePoint Parent (a “reverse spin”). This presentation is in accordance with GAAP and is primarily a result of the relative significance of CorePoint Parent’s business to LQH’s business, as measured in terms of revenues, profits and assets. Further, LQH has been determined to best represent the predecessor entity to CorePoint Parent. Therefore, our historical financial statements included or incorporated by reference herein, with respect to periods prior to the spin-off, are represented by the historical financial statements of LQH, presenting La Quinta Parent, including the franchise and management business, as discontinued operations.

The following summary historical consolidated statement of operations data for the years ended December 31, 2018, 2017 and 2016 and the summary historical consolidated balance sheet data as of December 31, 2018 and 2017 are derived from CorePoint’s audited consolidated financial statements incorporated by reference in this prospectus, which have been recasted to present discontinued operations related to the impact of the franchise and management business.

The summary historical consolidated statement of operations data for the three months ended March 31, 2019 and 2018 and the summary historical consolidated balance sheet data as of March 31, 2019 are derived from CorePoint’s unaudited condensed consolidated financial statements incorporated by reference in this prospectus. CorePoint has prepared its unaudited condensed consolidated financial statements on the same basis as its audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects CorePoint’s financial position and results of operations. Results for the three months ended March 31, 2019 are not necessarily indicative of results that may be expected for the entire year.

CorePoint’s historical results are not necessarily indicative of our future performance and do not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that have occurred in our operations and capitalization as a result of the spin-off from La Quinta. For example, CorePoint’s historical consolidated financial statements included expenses for costs related to certain shared functions. These costs may not be representative of the future costs we will incur, either positively or negatively, as an independent, public company. See “Risk Factors—Risks Related to the Spin-Off and the Merger—The historical information presented herein is not necessarily representative of the results that our business would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results” in our Annual Report, incorporated by reference in this prospectus.

The unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to the spin-off, presenting CorePoint Parent as the accounting spinnor, as well as other adjustments resulting from the transaction, CorePoint Lodging’s post-separation capital structure and the impact of, and transactions contemplated by, the Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreement and other commercial agreements between CorePoint Parent and LQH Parent summarized under “Transactions with Related Persons” in our definitive proxy statement on Schedule 14A filed with the Commission on April 12, 2019, which is incorporated by reference herein (our “Definitive Proxy”).

The following unaudited summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. See “Unaudited Pro Forma Consolidated Financial Statements.”

The summary historical financial data below should be read together with “Unaudited Pro Forma Consolidated Financial Statements” included elsewhere in this prospectus and with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in each of our Quarterly Report and our Annual Report and incorporated by reference in this prospectus and our financial statements, including the related notes thereto, incorporated by reference herein.

	Three Months Ended March 31,		Years Ended December 31,
	2019	2018	Pro Forma 2018	2018	2017	2016
	(in millions, except per share data)
REVENUES:
Rooms	$204	$192	$847	$845	$820	$855
Other	4	4	17	17	16	16
Total Revenues	208	196	864	862	836	871
OPERATING EXPENSES:
Rooms	93	87	389	385	353	344
Other departmental and support	31	29	122	122	120	122
Property tax, insurance and other	17	18	69	69	56	63
Management and royalty fees	21	—	86	52	—	—
Corporate general and administrative	8	24	36	85	76	54
Depreciation and amortization	44	37	156	156	140	139
Impairment loss	—	—	154	154	1	104
Casualty (gain) loss and other, net	—	(1)	(4)	(4)	2	3
(Gain) loss on sales	—	—	—	—	(4)	(5)
Total Operating Expenses	214	194	1,008	1,019	744	824
Operating (Loss) Income	(6)	2	(144)	(157)	92	47
OTHER INCOME (EXPENSES):
Interest expense	(18)	(13)	(70)	(64)	(49)	(48)
Other income, net	2	—	12	15	1	2
Loss on extinguishment of debt	—	—	—	(10)	—	—
Total Other Expenses, net	(16)	(13)	(58)	(59)	(48)	(46)
(Loss) income from Continuing Operations before income taxes	(22)	(11)	(202)	(216)	44	1
Income tax (expense) benefit	(5)	1	(12)	(21)	109	2
Loss (income) from Continuing Operations, net of tax	(27)	(10)	(214)	(237)	153	3
Loss (income) from Discontinued Operations, net of tax	—	(5)	—	(25)	(1)	(4)
Net (loss) income attributable to CorePoint Lodging Stockholders	(27)	(15)	(214)	(262)	152	(1)
Earnings (loss) per share:
Basic from continuing operations	$(0.47)	$(0.17)	$(3.67)	$(4.04)	$2.63	$0.04
Basic from discontinued operations	—	(0.09)	—	(0.43)	(0.01)	(0.06)
Basic earnings (loss) per share	$(0.47)	$(0.26)	$(3.67)	$(4.47)	$2.62	$(0.02)
Diluted from continuing operations	$(0.47)	$(0.17)	$(3.67)	$(4.04)	$2.62	$0.04
Diluted from discontinued operations	—	(0.09)	—	(0.43)	(0.02)	(0.06)
Diluted earnings (loss) per share	$(0.47)	$(0.26)	$(3.67)	$(4.47)	$2.60	$(0.02)

	As of March 31,	As of December 31,
	2019	2018	2017
Selected Balance Sheet Data:
Cash and cash equivalents	$61	$68	$141
Total assets	2,439	2,455	2,953
Total debt	1,013	1,014	992
Total equity	1,252	1,297	828

(in millions)	Pro Forma Year Ended December 31, 2018
Other Financial Data:
Adjusted EBITDAre(1)	$180

(1)

EBITDAre is a commonly used measure in our industry. We adjust EBITDAre when evaluating our performance because we believe that the adjustment for certain items, such as restructuring and separation transaction expenses, acquisition and disposition transaction expenses, stock-based compensation expense, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding our ongoing operating performance. We believe that EBITDAre, Adjusted EBITDAre and Hotel Adjusted EBITDAre provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDAre, Adjusted EBITDAre and Hotel Adjusted EBITDAre are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDAre, Adjusted EBITDAre and Hotel Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from our industry sector.

EBITDAre, Adjusted EBITDAre and Hotel Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net (loss) income, cash flow or other methods of analyzing our results as reported under GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key indicators of financial condition and operating performance—Non-GAAP Financial Measures” in our Quarterly Report, incorporated by reference herein, and “Non-GAAP Financial Information.” Because of these limitations, EBITDAre, Adjusted EBITDAre and Hotel Adjusted EBITDAre should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

The following table provides a reconciliation of Pro Forma Hotel Adjusted EBITDAre to Pro Forma Loss from Continuing Operations, net of tax, which we believe is the most closely comparable GAAP financial measure, on a pro forma basis:

(in millions)	Pro Forma Year Ended December 31, 2018
Loss from Continuing Operations, net of tax	$(214)
Interest expense	70
Income tax expense	12
Depreciation	156

EBITDA	24

Impairment loss	154
Casualty (gain) loss and other, net	(4)

EBITDAre	$174

Equity-based compensation	7
Other (income) expenses, net	(1)

Adjusted EBITDAre	$180

Corporate, general and administrative expenses	21

Hotel Adjusted EBITDAre	$201

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described in our Quarterly Report and our Annual Report, each of which is incorporated by reference herein, as well as the other risks set forth in this prospectus. You should also carefully consider the other information contained or incorporated by reference in this prospectus before acquiring any shares of our common stock. If any of these risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, occur, our business, liquidity, financial condition and results of operations could be materially and adversely affected. If this were to happen, the market price of our common stock could decline significantly, and you could lose all or a part of the value of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Related to this Offering

A trading market for our common stock was initiated only recently following the spin-off, and the per share trading price and trading volume of our common stock may fluctuate widely.

An active trading market for our common stock was initiated only recently following the spin-off, which may affect your ability to sell your common stock and could depress their market price. In addition, the per share trading price of our common stock may be volatile and the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance and stock price of comparable companies;

•	overall market fluctuations;

•	a decline in the real estate markets; and

•	general economic conditions and other external factors.

Moreover, securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares without regard to our operating performance. For example, the trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates. One of the factors that may influence the market price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of shares of our common stock to demand a higher distribution rate or seek alternative investments. As a result, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our shares could decrease significantly. The market value of the equity securities of a REIT is also based upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock and, in such instances, you may be unable to resell your shares for a profit. Other factors may also influence the price of our stock so long as we are qualified as a REIT.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future issuances of common stock or preferred stock by us, and the availability for resale of shares held by Blackstone, may cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our common stock. Substantially all of the outstanding shares of our common stock are available for resale in the public market. The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

In addition, our charter provides that we may issue up to 1 billion shares of common stock and 50 million shares of preferred stock, $0.01 par value per share. Moreover, under Maryland law and as provided in our charter, our board of directors has the power to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue without stockholder approval. Future issuances of shares of our common stock or securities convertible or exchangeable into common stock may dilute the ownership interest of our common stockholders. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. In addition, we are not required to offer any such securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders’ interests in us. See “Description of Capital Stock.”

Pursuant to a registration rights agreement that we entered into in connection with the spin-off as described under “Transactions with Related Persons—Registration Rights Agreement” in our Definitive Proxy, which is incorporated by reference herein, we have granted Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. In addition, none of the shares outstanding following the spin-off, including those held by Blackstone, are “restricted securities” within the meaning of Rule 144 under the Securities Act, and are freely tradable subject to certain restrictions in the case of shares held by persons deemed to be our affiliates. We have filed this Registration Statement upon the request of Blackstone. Accordingly, the market price of our stock could decline if Blackstone exercises its registration rights, including through sales pursuant to this prospectus, sells its shares in the open market or otherwise or is perceived by the market as intending to sell them.

In addition, as of March 31, 2019, we had an aggregate of approximately 1,622,113 shares of common stock issuable upon vesting or exercise of outstanding awards and an aggregate of approximately 7 million shares of common stock available for future issuance under our Omnibus Incentive Plan, subject to adjustments as set forth therein. We filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our Omnibus Incentive Plan. Accordingly, shares registered under such registration statement are available for sale in the open market.

The cash available for distribution to stockholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.

We intend to elect to be taxed as a REIT, effective May 31, 2018, with the filing of our U.S. federal income tax return for the year ended December 31, 2018. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains. We intend to continue making quarterly distributions to our stockholders. We expect that the cash required to fund our dividends will be covered by cash generated by operations. However, our ability to make distributions to our stockholders will depend upon the performance of our asset portfolio. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, raise additional equity capital, sell assets or reduce such distributions. If such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In addition, our charter allows us to issue preferred stock that could have a preference over our common stock as to distributions. All distributions will be made at the sole discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the stockholder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the stockholder’s adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a stockholder’s shares, they will be treated as gain from the sale or exchange of such stock. See “Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.” If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from our separation from La Quinta, the effects of competition and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “forecasts,” “contemplates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and we urge investors to carefully review the disclosures we make concerning risk and uncertainties in “Item 1A. Risk Factors” in our Annual Report, as such factors may be updated from time to time in our periodic filings with the Commission (which documents are incorporated by reference in this prospectus), as well as the risks, uncertainties and other factors discussed in this prospectus or in any prospectus supplement hereto. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The risk factors discussed in “Risk Factors” and in “Item 1A. Risk Factors” in our Annual Report, incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock has been listed on the NYSE under the symbol “CPLG” since May 31, 2018. Prior to that time, there was no public market for our common stock.

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. On May 14, 2019, we had approximately 154 holders of record of our common stock. This figure does not represent the actual number of beneficial owners of our common stock because shares of our common stock are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

In order to qualify as a REIT, we are required to distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We expect to make quarterly distributions to our stockholders in a manner intended to satisfy this requirement. Prior to making any distributions for U.S. federal tax purposes or otherwise, we must first satisfy our operating and debt service obligations. It is possible that it would be necessary to utilize cash reserves, liquidate assets at unfavorable prices or incur additional indebtedness in order to make required distributions. It is also possible that our board of directors could decide to make required distributions in part by using shares of our common stock.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements of CorePoint presented below consist of unaudited pro forma consolidated statements of operations for the year ended December 31, 2018. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report and our consolidated financial statements and notes thereto, in each case, incorporated by reference in this prospectus.

Notwithstanding the legal form of the spin-off, for accounting and financial reporting purposes, La Quinta is presented as having been spun-off from CorePoint Parent (a “reverse spin”). This presentation is in accordance with GAAP and is primarily a result of the relative significance of CorePoint Parent’s business to LQH’s business, as measured in terms of revenues, profits, and assets. Further, LQH has been determined to best represent the predecessor entity to CorePoint Parent. Therefore, our historical financial statements incorporated by reference herein, with respect to periods prior to the spin-off, are represented by the historical financial statements of LQH, presenting La Quinta Parent, including the franchise and management business, as discontinued operations.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 have been prepared as if the spin-off and related transactions described in this prospectus had occurred as of January 1, 2018.

The following unaudited pro forma consolidated financial statements have been adjusted to give effect to the spin-off, presenting CorePoint Parent as the accounting spinnor, as well as other adjustments resulting from the transaction, CorePoint Lodging’s post-separation capital structure and the impact of, and transactions by, the Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreement and other commercial agreements between CorePoint Parent and LQH Parent summarized under “Transactions with Related Persons” in our Definitive Proxy, which is incorporated by reference herein.

The unaudited pro forma adjustments are based on estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma consolidated financial statement provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such unaudited pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Forward-Looking Statements.”

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2018

(dollars in millions, except per share data)

	CorePoint Lodging Inc.	Adjustments		Pro Forma
REVENUES:
Rooms	$845	$2	(a)	$847
Other	17			17

Total Revenues	862	2		864
OPERATING EXPENSES:
Rooms	385	4	(b)	389
Other departmental and support	122			122
Property tax, insurance and other	69			69
Management and royalty fees	52	34	(c)	86
Corporate general and administrative	85	(49	)(d)	36
Depreciation and amortization	156			156
Impairment loss	154			154
Casualty (gain) loss and other, net	(4)			(4)

Total Operating Expenses	1,019	(11)		1,008

Operating Income	(157)	13		(144)
OTHER INCOME (EXPENSES):
Interest expense	(64)	24	(e)	(70)
		(29	)(e)
		(1	)(e)
Other income, net	15	(3	)(f)	12
Loss on extinguishment of debt	(10)	10	(g)	—

Total Other Expenses, net	(59)	1		(58)

Income (loss) from Continuing Operations, Before Income Taxes	(216)	14		(202)
Income tax expense	(21)	9	(h)	(12)

Income (loss) from Continuing Operations, Net of Tax	(237)	23		(214)

Earnings (loss) per share:
Basic and diluted from continuing operations	$(4.04)			$(3.67)

Note 1: Basis of Pro Forma Presentation

Notwithstanding the legal form of the spin-off described elsewhere in this prospectus, for accounting and financial reporting purposes, La Quinta is presented as having been spun-off from CorePoint Parent (a “reverse spin”). This presentation is in accordance with GAAP and is primarily a result of the relative significance of CorePoint Parent’s business to LQH’s business, as measured in terms of revenues, profits, and assets. Further, LQH has been determined to best represent the predecessor entity to CorePoint Parent. Therefore, our historical financial statements incorporated by reference herein, with respect to periods prior to the spin-off, are represented by the historical financial statements of LQH, presenting La Quinta Parent, including the franchise and management business, as discontinued operations.

The unaudited pro forma financial statements are based on the historical consolidated financial statements, which are incorporated by reference in this prospectus, and have been prepared to reflect the spin-off and related transactions.

The unaudited pro forma adjustments are based on estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. These adjustments are included only to the extent they are directly attributable to the spin-off and related transactions and the appropriate information is known and factually supportable. Pro forma adjustments reflected in the unaudited pro forma consolidated statement of operations are expected to have a continuing effect on us.

Note 2: Financing Transactions

On May 30, 2018, in connection with the spin-off and merger, CorePoint Lodging entered into a loan agreement, pursuant to which the borrower borrowed an aggregate principal amount of $1.035 billion under a secured mortgage loan secured primarily by mortgages for 307 owned and ground leased hotels, an excess cash flow pledge for seven owned and ground-leased hotels and other collateral customary for mortgage loans of this type. In addition, on May 30, 2018, CorePoint Lodging entered into a credit agreement providing for a revolving credit facility in an aggregate amount of $150.0 million. You should read the following together with the information included in “Note 6. Debt” included in the notes to our audited financial statements in our Annual Report, which is incorporated by reference herein.

Note 3: Adjustments

Statements of Operations

(a)	Room revenues: Reflects intercompany room revenues earned, which were historically eliminated in consolidation with La Quinta Parent.

(b)	Rooms expenses: Reflects intercompany rooms expenses incurred, which were historically eliminated in consolidation with La Quinta Parent.

(c)

Management and royalty fees: Reflects the fee expense related to the management and franchise agreements we entered into with LQH upon completion of the spin-off pursuant to which LQH and its affiliates provide to us, for an agreed upon charge, various services to support the operations of our hotels. Historical and incremental management fees and franchise fees for the periods presented are as follows (dollars in millions):

Cost Type	December 31, 2018(4)
Historical Management Fee(1)	$9
Incremental Management Fee(2)	$9
Historical Royalty Fee(1)	$15
Incremental Royalty Fee(2)	$1
Management and Royalty Fees post spin transaction(3)	$52

Total Fee	$86

(1)	Based on the terms of the historical management agreement.
(2)	Based on the terms of the new management agreement.
(3)	For the period from May 31, 2018 through December 31, 2018
(4)	The historical and incremental fees represent the fees from January 1, 2018 through May 30, 2018

See “Business—Our Principal Operating Agreements” in our Annual Report incorporated by reference herein for a further description of these agreements, including the percentage of revenues to be paid.

(d)

Corporate general and administrative expenses: Reflects the removal of non-recurring separation expenses included in our historical financial statements of $40 million and the reclassification of $9 million of the historical management fee to Management and royalty fees, for the year ended December 31, 2018.

(e)

Interest Expense: Reflects the removal of the historical interest and amortized debt issuance costs. Reflects the interest expense to give effect to the $1.035 billion of indebtedness under the Financing Transactions. The assumed interest rates were derived from information received from prospective lenders which is based on current market conditions, the historical London Interbank Offered Rate (“LIBOR”) rate, and a spread of 2.75%. Based on these assumptions we utilize an estimated annualized interest rate of 5.26% on the indebtedness for the spin-off for the five month period pre-spin transaction. Also included within interest expense, is $6.0 million of amortization of estimated debt issuance costs for the five month period pre-spin transaction. While the amortization has been computed using the initial term of two years, the indebtedness provides for five extension options of one year each exercisable at CorePoint Lodging’s option.

A 0.125% change to interest rates on our variable rate debt would result in a change in interest expense of approximately $1.3 million for the year ended December 31, 2018, respectively.

Additionally, an adjustment to increase interest expense by $0.8 million the five month period pre-spin transaction, results from dividends accrued on the mandatorily redeemable preferred stock. As part of the spin-off, CorePoint issued $15 million of non-convertible, non-voting Series A Preferred Stock with a stated coupon of 13% per annum and a term of 10 years. The preferred stock is non-callable for the first seven years. The preferred stock is mandatorily redeemable for cash at a determinable date, and is classified as a liability.

(f)	Other income, net: Reflects the removal of the gain on termination of the cash flow hedge that was associated with the historical debt.

(g)	Loss on extinguishment of debt: Reflects the removal of the loss on extinguishment of the historical debt.

(h)

The adjustments reflect the estimated tax expense using a 24.65% total rate for the year ended December 31, 2018, comprised of the statutory federal tax rate of 21% plus a total estimated state rate of 3.65% for the operations of the taxable REIT subsidiary.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus the shares of common stock set forth in the table below. The table below sets forth the following information about the selling stockholders as of May 14, 2019, based on 58,049,019 shares of our common stock outstanding:

•	the number of shares of, and percentage of our outstanding, common stock beneficially owned by the selling stockholders;

•	the maximum number of shares of common stock that may be offered for sale by the selling stockholders under this prospectus;

•	the number of shares of common stock assumed to be beneficially owned by the selling stockholders upon completion of the offering; and

•	the percentage of our outstanding shares of common stock beneficially owned by the selling stockholders upon completion of this offering.

Because the selling stockholders may offer all, some or none of the shares of common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no definitive estimate can be given as to the amount of shares of common stock that will be held by the selling stockholders after completion of this offering. The following table has been prepared assuming that the selling stockholders sell all of the shares of common stock beneficially owned by them that have been registered by us pursuant to the registration statement of which this prospectus is a part and do not acquire any additional shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of common stock.

The selling stockholders may have sold or transferred, or pledged as collateral, in transactions pursuant to this prospectus or otherwise, some or all of their shares of common stock since the date as of which the information is presented in the table below. Information concerning the selling stockholders may change from time to time, and any such changed information will, if required, be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is part, as may be appropriate.

For further information regarding material relationships and transactions between us and the selling stockholders, see “Transactions with Related Persons” in our Definitive Proxy, which is incorporated by reference herein.

Beneficial ownership is determined in accordance with the rules of the Commission.

	Prior to Resale Offering			After Resale Offering
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock	Common Stock Registered Pursuant to This Registration Statement (Maximum Number That May Be Sold)	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock
Blackstone(1)	17,586,538	30.3%	17,586,538	—	—

(1)

Beneficial ownership information is based on Company common stock ownership information contained in the Schedule 13D filed with the Commission on June 11, 2018 by Blackstone on behalf of itself and affiliated entities. Reflects shares of our common stock directly held by BRE/LQJV-NQ L.L.C., BRE/Prime Mezz 2 L.L.C., Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.3-A L.P., Blackstone Real Estate Holdings IV L.P., Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners (AIV) V L.P., and Blackstone Real Estate Holdings V L.P. (together, the “Blackstone Funds”). Each of the Blackstone Funds may act as a selling stockholder. The managing members of BRE/ LQJV-NQ L.L.C. are Blackstone Real Estate Partners IV L.P. and Blackstone Real Estate Partners V L.P. The managing member of BRE/Prime Mezz 2 L.L.C. is BRE/Prime Mezz 3-A L.L.C. The managing member of BRE/Prime Mezz 3-A L.L.C. is BRE/Prime Holdings L.L.C. The managing member of BRE/ Prime Holdings L.L.C. is WIH Hotels L.L.C. The managing member of WIH Hotels L.L.C. is Blackstone Real Estate Partners IV L.P.

The general partner of each of Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P. and Blackstone Real Estate Partners (DC) IV.TE.3-A L.P. is Blackstone Real Estate Associates IV L.P. The general partner of Blackstone Real Estate Associates IV L.P. is BREA IV L.L.C. The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., and Blackstone Real Estate Partners (AIV) V L.P. is Blackstone Real Estate Associates V L.P. The general partner of Blackstone Real Estate Associates V L.P. is BREA V L.L.C.

The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Holdings IV L.P. is BREP IV Side-by-Side GP L.L.C.

The sole member of each of BREP IV Side-by-Side GP L.L.C. and BREP V Side-by-Side GP L.L.C. and managing member of each of BREA IV L.L.C. and BREA V L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole stockholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Mr. Schwarzman may be deemed to beneficially own the shares directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares.

The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our common stock and preferred stock is a summary and is qualified in its entirety by reference to our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the MGCL. See “Where You Can Find More Information.”

Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to CorePoint Parent and not to any of its subsidiaries.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form. Our charter authorizes a majority of our entire board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series, provided that such shares of stock are junior to or on parity with the Series A preferred stock. Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Common Stock. Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “—Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to vote on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of our common stock are entitled to receive dividends as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences senior to those of the common stockholders, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption, exchange or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our common stock generally have no appraisal rights. All shares of our common stock that were outstanding at the time of the completion of the spin-off were fully paid and are nonassessable and have equal dividend and liquidation rights. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future.

Voting Rights. Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, although, for so long as the stockholders agreement remains in effect, certain amendments to our charter inconsistent with the rights of Blackstone under the stockholders agreement or our charter or bylaws also require Blackstone’s consent. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.” In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Preferred Stock

Cumulative Redeemable Series A Preferred Stock. In connection with La Quinta’s internal organization, prior to the spin-off, we issued 15,000 shares of Series A preferred stock to La Quinta Intermediate Holdings, L.L.C., a wholly owned subsidiary of La Quinta Parent. Such securities were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering. La Quinta Intermediate Holdings, L.L.C. privately sold all of the Series A preferred stock to an unrelated third-party investor immediately prior to the completion of the spin-off.

The Series A preferred stock has an aggregate liquidation preference of $15 million, plus any accrued and unpaid dividends thereon. We pay a cash dividend on the Series A preferred stock equal to 13% per annum, payable quarterly. If either our leverage ratio exceeds 7.5 to 1.0 as of the last day of any fiscal quarter, or if an event of default occurs (or has occurred and has not been cured) with respect to the Series A preferred stock, we will be required to pay a cash dividend on the Series A preferred stock equal to 15% per annum. Our dividend rate on the Series A preferred stock will increase to 16.5% per annum if, at any time, we are both in breach of the leverage ratio covenant and an event of default occurs (or has occurred and has not been cured) with respect to the Series A preferred stock. The Series A preferred stock are senior to our common stock with respect to dividends and with respect to dissolution, liquidation or winding up of the Company.

Holders of Series A preferred stock generally have no voting rights. However, without the prior consent of the holders of a majority of the outstanding shares of Series A preferred stock, we are prohibited from (i) issuing any capital stock ranking senior to the Series A preferred stock, (ii) authorizing or issuing any additional shares of Series A preferred stock, (iii) amending our charter in any manner that would adversely affect the Series A preferred stock, or (iv) entering into, amending or altering any provision of any agreement in a manner that could reasonably be expected to be material and adverse to the Series A preferred stock. The holders of the Series A preferred stock also have exclusive voting rights on any amendment to our charter that would alter the contract rights of only the Series A preferred stock. If we are either (a) in arrears on the payment of dividends that were due on the Series A preferred stock on six or more quarterly dividend payment dates, whether or not such dates are consecutive, or (b) in default of our obligations to redeem the preferred stock on the tenth anniversary of its issuance or following a change of control, the preferred shareholders may designate a representative to attend meetings of our board of directors as a non-voting observer until all unpaid preferred stock dividends have either been paid or declared with an amount sufficient for payment set aside for payment, or the shares required to be redeemed have been redeemed, as applicable.

The Series A preferred stock is mandatorily redeemable by us upon the tenth anniversary of the date of issuance. Beginning on the seventh anniversary of the issuance of the Series A preferred stock, we may redeem the outstanding Series A preferred stock for an amount equal to its aggregate liquidation preference, plus any accrued but unpaid dividends. The holders of the Series A preferred stock may also require us to redeem the Series A preferred stock upon a change of control of the Company for an amount equal to its aggregate liquidation preference plus any accrued and unpaid dividends thereon (and a premium if the change of control occurs prior to the seventh anniversary of the issuance of the Series A preferred stock). Holders of Series A preferred stock have certain preemptive rights over issuances by us of any class or series of our stock ranking on parity with the Series A preferred stock.

Shares of the Series A preferred stock may not be transferred until the date that is six months after the date of issuance of the Series A preferred stock and then only in tranches having an aggregate liquidation value of at least $2.5 million.

Due to the fact that the preferred stock is mandatorily redeemable by us, it is classified as a liability on the consolidated balance sheet as of December 31, 2018 incorporated by reference in this prospectus. Dividends on these preferred shares are classified as interest expense in the accompanying condensed consolidated statements of operations.

Power to Reclassify and Issue Stock

Our board of directors may, without any action by the holders of our common stock, classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the holders of our common stock, and authorize us to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first taxable year for which an election to be a REIT has been made (i.e., 2018)) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made (i.e., 2018)). In addition, if we or one or more owners of 10% or more of our stock actually or constructively own 10% or more of a tenant of ours or a tenant of any partnership in which we are a partner, the rent received by us either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Code unless the tenant qualifies as a TRS, and the leased property is a “qualified lodging facility” operated by an “eligible independent contractor” under the Code.

An “eligible independent contractor” means, with respect to any “qualified lodging facility,” any “independent contractor” if, at the time such contractor enters into a management agreement to operate such qualified lodging facility, such contractor is actively engaged in the trade or business of operating qualified lodging facilities for any person who is not a related person with respect to us or our TRS lessees. An “independent contractor” means any person (i) who does not own, directly or indirectly, more than 35% of shares of our stock and (ii) if such person is a corporation, not more than 35% of the total combined voting power of whose stock (or 35% of the total shares of all classes of whose stock) or, if such person is not a corporation, not more than 35% of the interest in whose assets or net profits is owned, directly or indirectly, by one or more persons owning 35% or more of the shares of our stock, in each case, taking into account certain attribution rules. Since our stock is regularly traded on an established securities market, only persons who own, directly or indirectly, more than 5% of the shares of our stock are taken into account as owning any of our shares for purposes of applying the 35% limitation in clause (ii) of the preceding sentence (but all of our outstanding shares are considered outstanding to compute the denominator for purpose of determining the applicable percentage of ownership).

To assist us in complying with the limitations on the concentration of ownership of our stock imposed by the Code, among other purposes, our charter contains restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, no person or entity (other than a person or entity that has been granted an exemption) may directly or indirectly, beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8%, in value or by number of shares, whichever is more restrictive, of our outstanding common stock, or more than 9.8% in value of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or 9.8% of our outstanding stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.

Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result (i) in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT (including, but not limited to, as a result of any “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees failing to qualify as such), (ii) any person beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code or (iii) any person beneficially or constructively owning shares of our stock to the extent that such ownership could result in us owning a 10% or greater interest in a tenant (as described in Section 856(d)(2)(B) of the Code), if the income so derived by us from such tenant for our taxable year during which such determination is being made could reasonably be expected to equal or exceed 1% of our gross income. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate. Our board of directors has granted an exemption from the ownership limit to Blackstone.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT (including, but not limited to, as a result of any “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees failing to qualify as such). In addition, our board of directors may not increase or decrease the ownership limit if such increased or decreased ownership limit would result in (i) any person beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code or (ii) any person beneficially or constructively owning shares of our stock to the extent that such ownership could result in us owning a 10% or greater interest in a tenant (as described in Section 856(d)(2)(B) of the Code), if the income so derived by us from such tenant for our taxable year during which such determination is being made could reasonably be expected to equal or exceed 1% of our gross income. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our charter also prohibits:

•

any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

•	any person from beneficially or constructively owning shares of our stock that would cause any hotel manager or operator, including La Quinta Parent, to fail to qualify as an “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

•

any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code; and

•

beneficially or constructively owning shares of our stock to the extent that such ownership could result in us owning a 10% or greater interest in a tenant (as described in Section 856(d)(2)(B) of the Code), if the income so derived by us from such tenant for our taxable year during which such determination is being made could reasonably be expected to equal or exceed 1% of our gross income (as determined for purposes of Section 856(c) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice to us of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and must provide us with such other information as we may request to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee shall acquire no rights in such shares. Any attempted transfer of our stock that, if effective, would result in (i) a violation of the ownership limit (or other exempted holder limit established by our charter or our board of directors), (ii) our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT, (iii) any hotel manager or operator, including La Quinta Parent, failing to qualify as an “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees, (iv) our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code or (v) any person beneficially or constructively owning shares of our stock to the extent that such ownership could result in us owning a 10% or greater interest in a tenant (as described in Section 856(d)(2)(B) of the Code), if the income so derived by us from such tenant for our taxable year during which such determination is being made could reasonably be expected to equal or exceed 1% of our gross income will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in (i) a violation of the ownership limit (or other limit established by our charter or our board of directors), (ii) our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT, (iii) any hotel manager or operator, including La Quinta Parent, failing to qualify as an “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees, (iv) our failing to qualify as a “domestically controlled qualified investment entity” or (v) any person beneficially or constructively owning shares of our stock to the extent that such ownership could result in us owning a 10% or greater interest in a tenant (as described in Section 856(d)(2)(B) of the Code), if the income so derived by us from such tenant for our taxable year during which such determination is being made could reasonably be expected to equal or exceed 1% of our gross income, will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•

the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, which generally will be the last sales price reported on the NYSE, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions which have been paid to the proposed transferee and are owned by the proposed transferee to the trust pursuant to the terms of our charter. The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•

the price per share in the transaction that resulted in the transfer to the trust or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary. We may reduce the amount payable to the proposed transferee by the amount of dividends and distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trust pursuant to the terms of our charter.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if we determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws is a summary and is qualified in its entirety by reference to our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the MGCL. See “Where You Can Find More Information.”

Under “Certain Provisions of Maryland Law and of Our Charter and Bylaws,” “we,” “us,” “our” and “our company” refer to CorePoint Parent and not to any of its subsidiaries.

Election and Removal of Directors

Our charter and bylaws provide that the number of our directors may be established only by our board of directors but may not be more than 15 or fewer than the minimum number permitted by the MGCL, which is one. As provided in the stockholders agreement, for so long as the stockholders agreement remains in effect, any action by our board of directors to increase or decrease the size of our board of directors requires the consent of Blackstone. For so long as the stockholders agreement remains in effect, our bylaws require that, in order for an individual to qualify to be nominated or to serve as a director of our company, the individual must have been nominated and elected in accordance with the stockholders agreement, including the requirement that we must nominate a certain number of directors designated by Blackstone from time to time described under “Transactions with Related Persons—Stockholders Agreement” in our Definitive Proxy, which is incorporated by reference herein. There is no cumulative voting in the election of directors, and a director may be elected by a plurality of the votes cast in the election of directors.

Our charter provides that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the board of directors.

Our charter provides that a director may be removed with or without cause by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors, except that, for so long as the stockholders agreement remains in effect, the removal of a Blackstone Director will require the consent of Blackstone and Blackstone will be required to consent to any amendment to our charter to amend or modify this consent requirement. Additionally, under our corporate governance guidelines, directors who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to our board of directors.

Amendment to Charter and Bylaws

Except as described below and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended by our board of directors or by the affirmative vote of 80% of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors. Certain amendments to the provisions of our charter, as described in this section, require the consent of Blackstone. In addition, the provisions of our bylaws prohibiting our board of directors from (i) revoking, altering or amending its resolution exempting any business combination from the “business combination” provisions of the MGCL or (ii) amending the bylaw provision exempting any acquisition of our stock by any person from the “control share” provisions of the MGCL, in each case, require the approval of the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors will adopt a resolution exempting any transactions between us and any other person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations involving us. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with this resolution, with the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. In the event that our board of directors amends or revokes this resolution, business combinations between us and an interested stockholder or an affiliate of an interested stockholder that are not exempted by our board of directors will be subject to the five-year prohibition and the super-majority vote requirements.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if the corporation holds a meeting of stockholders at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares, and the board of directors are not permitted to amend this provision of our bylaws without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•	a classified board;

•	a two-thirds vote of outstanding shares to remove a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and that such director filling the vacancy serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is duly elected and qualifies; and

•	a provision that a special meeting of stockholders must be called upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

We elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors or increase the vote required to remove a director without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. We do not have a classified board and, subject to the right of Blackstone to consent to the removal of any Blackstone Director, a director may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Through provisions in our charter unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors, subject to Blackstone’s right under the stockholders agreement to consent to any change in the number of directors (subject to the rights of any class or series of preferred stock), and (2) require the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called either by our board of directors, the chairman of our board of directors or our president, chief executive officer or secretary or at the request of Blackstone as described below under the caption “—Special Meetings of Stockholders”).

Special Meetings of Stockholders

Our board of directors, the chairman of our board of directors or our president, chief executive officer or secretary may call a special meeting of our stockholders. Our charter and bylaws provide that a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws, or, for so long as Blackstone and its affiliates together continue to beneficially own at least 25% of the shares of our common stock entitled to vote generally in the election of directors, Blackstone, and, for so long as the stockholders agreement remains in effect, a special meeting to act on the removal of one or more Blackstone Directors must be called by our secretary upon written request by Blackstone.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter authorizes and our bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our common stock entitled to vote thereon were present and voted. All stockholders not consenting to an action taken without a meeting must receive notice of the action within ten days of the effective date of the action.

Competing Interests and Activities of Our Non-Employee Directors

Our charter, to the maximum extent permitted from time to time by Maryland law, renounces any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to or developed by our directors or their affiliates, other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered or made known to such person in his or her capacity as a director.

Our charter provides that, to the maximum extent permitted from time to time by Maryland law, none of Blackstone or any of its affiliates, or any director who is not employed by us or any of his, her or its affiliates, have any duty to refrain from (1) engaging in similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates, and Blackstone and each of our non-employee directors (including those designated by Blackstone), and any of their respective affiliates, may (a) acquire, hold and dispose of shares of our stock or other equity interests, including units of partnership interest in CorePoint OP for his, her or its own account or for the account of others, and exercise all of the rights of a stockholder of us or a limited partner of CorePoint OP, to the same extent and in the same manner as if he, she or it were not our director or stockholder, and (b) in his, her or its personal capacity, or in his or her capacity as a director, officer, trustee, stockholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage, directly or indirectly, in business activities that are similar to ours or compete with us, that we could seize and develop or that include the acquisition, syndication, holding, management, development, operation or disposition of interests in mortgages, real property or persons engaged in the lodging or real estate business. In addition, our charter provides that, to the maximum extent permitted from time to time by Maryland law, in the event that Blackstone, any non-employee director or any of their respective affiliates acquires knowledge of a potential transaction or other business opportunity, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and such person may take any such opportunity for himself, herself or itself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as our director. Furthermore, our charter contains a provision intended to eliminate the liability of Blackstone, any director who is not employed by us or any of their affiliates to us or our stockholders for money damages in connection with any benefit received, directly or indirectly, from any transaction or business opportunity that we have renounced in our charter or otherwise and permit our directors and officers to be indemnified and advanced expenses, notwithstanding his, her or its receipt, directly or indirectly, of a personal benefit from any such transaction or opportunity. Our charter provides that, for so long as the stockholders agreement remains in effect, this provision of our charter may not be amended without the consent of Blackstone.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the annual meeting, at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than 5:00 p.m., Eastern time, on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting provided, that for notice of any nomination or other business to be properly brought before the first annual meeting of our stockholders convened after the closing of the spin-off of the Common Stock, to be timely, a stockholder’s notice shall set forth all information required by, and be delivered in accordance with, our bylaws, with the period to be calculated as though the date of the proxy statement for the preceding year’s annual meeting had been April 1, and the date of such meeting had been June 1 of the preceding calendar year.

Our bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the special meeting, at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Eastern time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock—Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or more than 9.8% in value of our outstanding stock without the approval of our board of directors. These provisions, as well as Blackstone’s right to designate certain individuals whom we must nominate for election as directors, may delay, defer or prevent a change in control of us. Further, a majority of our entire board of directors (without any action by our stockholders) has the power to increase the aggregate number of authorized shares and classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the captions “Description of Capital Stock—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of our common stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws also provide that the number of directors may be established only by our board of directors (subject to Blackstone’s right to consent to changes in the number of our directors for so long as the stockholders agreement remains in effect), which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Special Meetings of Stockholders,” “—Stockholder Action by Written Consent” and “—Advance Notice of Director Nomination and New Business” require stockholders (other than Blackstone, to the extent described above) seeking to call a special meeting, act by written consent, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, acting by written consent, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our charter and bylaws, including the exclusive forum provisions in our bylaws. This choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees. We believe that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums and (ii) Maryland courts are authoritative on matters of Maryland law and Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to us and our stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party to, or witness in, by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter authorizes us to indemnify any person who serves or has served, and our bylaws obligate us to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as our director or officer; or

•

while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers as described in “Transactions with Related Persons—Indemnification Agreements” in our Definitive Proxy, which is incorporated by reference herein. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock after the date on which our election to be taxed as a REIT becomes effective. For purposes of this section, references to “CorePoint Parent,” “we,” “our” and “us” generally mean only CorePoint Lodging Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to La Quinta Parent generally means only La Quinta Holdings Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based on the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	persons acting as nominees or otherwise not as beneficial owners;

•	dealers or traders in securities or currencies;

•	broker-dealers;

•	traders in securities that elect to use the mark to market method of accounting;

•	tax-exempt entities (except to the extent discussed below);

•	cooperatives;

•	banks, trusts, financial institutions or insurance companies;

•	persons who acquire shares of our common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of our equity;

•

holders owning our common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	holders subject to the income recognition rules of Section 451(b) of the Code;

•	regulated investment companies;

•	REITs;

•	governments;

•	non-U.S. stockholders (except to the extent discussed below);

•	former citizens or former long-term residents of the United States;

•	holders who are subject to the alternative minimum tax;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes); or

•	persons that own our common stock through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to our stockholders who do not hold shares of our common stock as a capital asset. Moreover, this summary does not address any state, local, or foreign tax consequences, or any estate or gift tax consequences, or tax consequences other than U.S. federal income tax consequences.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor as to the tax consequences of an investment in our common stock.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS PROSPECTUS.

Taxation of CorePoint Parent

For U.S. federal income tax purposes, we intend to make an election to be taxed as a REIT, effective May 31, 2018, with the filing of our U.S. federal income tax return for the year ended December 31, 2018. We believe that we are organized and operate in a REIT-qualified manner and we intend to continue to operate as such. Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we believe that we are organized and have operated and we intend to continue to be organized and operate so that we qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Taxation of REITs in General—Failure to Qualify.” The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the section of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

The law firm of Simpson Thacher & Bartlett LLP has acted as our tax counsel in connection with this offering. We have received an opinion of Simpson Thacher & Bartlett LLP to the effect that commencing with our taxable year beginning May 31, 2018, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2019, and future taxable years. It must be emphasized that the opinion of Simpson Thacher & Bartlett LLP is based on various assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. Simpson Thacher & Bartlett LLP has not currently undertaken to review our compliance with the applicable REIT qualification requirements on a continuing basis, nor will they do so in the future. Accordingly, no assurance can be given that the actual results of our operations, the sources of our income, the nature of our assets, the level of our distributions to stockholders and the diversity of our share ownership, and/or changes in the actual or constructive ownership of us and La Quinta Parent, which is intended to be an “eligible independent contractor” within the meaning of Code Section 856(d)(9) with respect to us for any given year, should permit us to satisfy the requirements under the Code for qualification and taxation as a REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Simpson Thacher & Bartlett LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued, Simpson Thacher & Bartlett LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Simpson Thacher & Bartlett LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise tax or penalty tax (which could be significant in amount) in order to maintain our REIT qualification. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT.

Taxation of REITs in General

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay U.S. federal income tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

U.S. Stockholders (as defined below under “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders”) that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same rate applicable to long-term capital gains). Dividends from us or from other entities that are taxed as REITs, however, are generally not eligible for this rate but may be eligible for certain deductions. The highest marginal noncorporate U.S. federal income tax rate applicable to ordinary income is 37%. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Even if we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at the regular corporate rate on any undistributed net taxable income, including undistributed net capital gains.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property.”

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification to be taxed as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification to be taxed as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years) and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on items of income and expense relating to transactions between us and a TRS that do not reflect arm’s-length terms.

•

If we recognize gain on the disposition of any asset (i) held by us on May 31, 2018 (the day when our election to be subject to tax as a REIT is expected to become effective) or (ii) we acquire from a corporation that is not a REIT (e.g., a C corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis in the hands of the C corporation, in each case during the five-year period following such effectiveness of our REIT election or such acquisition, as applicable, then we will owe tax at the corporate U.S. federal income tax rate on the lesser of (1) the excess of the fair market value of the asset on the effective date of our election to be subject to tax as a REIT or the date we acquired the asset, as applicable, over our basis in the asset at such time, and (2) the gain recognized upon the disposition of such asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to be taxed currently under applicable Treasury regulations on its tax return for the year in which we acquire the asset from the C corporation.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our stock.

•	The earnings of our TRSs generally will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

(7)

that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(8)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will have been 2018). Our charter provides restrictions regarding the ownership and transfers of shares of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above, among other purposes. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the stock ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these stock ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our stock and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder’s tax return disclosing such record holder’s actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend for December 31 to be our taxable year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below under “—Income Tests—Failure to Satisfy the Gross Income Tests” and “—Asset Tests.”

Under the Bipartisan Budget Act of 2015, Congress revised the rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of a subsidiary partnership.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary will generally be disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

A TRS may not directly or indirectly operate or manage a lodging facility. However, rent received by a REIT from the lease of a qualified lodging facility to a TRS lessee may qualify as “rents from real property” for purposes of both the 75% and 95% gross income tests, provided that the facility is operated by a hotel management company that qualifies as an “eligible independent contractor.” The Code defines a “qualified lodging facility” generally to mean a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. If the IRS were to treat a subsidiary corporation of ours as directly or indirectly operating or managing a lodging facility, such subsidiary would not qualify as a TRS, which could jeopardize our REIT qualification under the REIT 5% and 10% asset tests.

Generally, an “eligible independent contractor” is a person from whom we derive no income, who is adequately compensated, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and any TRS lessee. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if (i) the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or (ii) one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, actually or constructively, more than 5% of the outstanding shares of the REIT and, if the stock of the hotel management company is regularly traded on an established securities market, determined by taking into account only the shares held by persons owning, actually or constructively, more than 5% of the publicly traded stock of the hotel management company). Qualification as an eligible independent contractor involves the interpretation and application of highly technical and complex Code provisions for which no or only limited authorities exist.

We have one or more TRSs, and we lease substantially all of our hotel properties to our TRSs. We will take all steps reasonably practicable to ensure that no TRS will engage in “operating” or “managing” our hotel properties. Additionally, our TRSs contract with one or more hotel management companies, including contracting with subsidiaries of La Quinta Parent. We have taken and will continue to take all steps reasonably practicable to ensure that each hotel management company engaged to operate and manage our hotel properties qualifies as an “eligible independent contractor” with regard to our TRSs. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between the hotel management companies engaged to operate and manage the hotel properties and the REIT’s other stockholders could impact the hotel management companies’ ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, no assurance can be given that all potential prohibited relationships have been or will be identified. The existence of such a relationship would disqualify a hotel management company as an eligible independent contractor, which could in turn disqualify us as a REIT.

In addition to the restrictions discussed above with respect to lodging facilities, current restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS is subject to a limitation on its ability to deduct net business interest generally equal to 30% of adjusted taxable income, unless we elect out of the application of such rules. Second, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We believe that all of our transactions with our TRSs are currently conducted, and we intend that all future transactions will be conducted, on an arm’s-length basis. There can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our TRSs.

Income Tests

To qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging and foreign currency transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from and gain received on the disposition of shares of stock of other REITs and specified income from temporary investments. Gain from the sale of a debt instrument issued by a publicly offered REIT, unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% income test. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions and foreign currency transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•

The amount of rent is not based in whole or in part on the income or profits of any person from the property. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a noncorporate tenant, or, if the tenant is a corporation (but excluding any TRS), 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are “substantially comparable” to rents paid by our other tenants for comparable space, or (2) the property is a qualified lodging facility and such property is operated on behalf of the TRS by a person who is an “eligible independent contractor” and certain other requirements are met. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS. Our TRSs will be subject to U.S. federal income tax on their income from the operations of these properties;

•

Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no income, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.”

With respect to our hotel properties that are leased to our TRSs, in order for the rent paid pursuant to the hotel leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•

the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•

the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that we have structured our leases to qualify as true leases for U.S. federal income tax purposes. For example, with respect to the leases, generally:

•	the property owning entity and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•

the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through the hotel managers, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

•

the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•

in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•

the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•

the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•

the lease enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•

upon termination of the lease, the applicable hotel will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, a lease were recharacterized as a service contract or partnership agreement, rather than a true lease, or disregarded altogether for tax purposes, all or part of the payments that the lessor receives from the lessee would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. First, rent must not be based in whole or in part on the income or profits of any person. Rent that consists, in whole or in part, of one or more percentages of the lessee’s receipts or sales in excess of determinable dollar amounts, however, will qualify as “rents from real property” if:

•	the determinable amounts do not depend in whole or in part on the income or profits of the lessee; and

•

the percentages and determinable amounts are fixed at the time the lease is entered into and a change in percentages and determinable amounts is not renegotiated during the term of the lease (including any renewal periods of the lease) in a manner that has the effect of basing rent on income or profits.

More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, other than a TRS. Our hotel properties generally are leased to our TRSs. As described above, rent that we receive from a TRS with respect to any hotel will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an eligible independent contractor. Our charter contains restrictions on the ownership and transfer of our stock. In general, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or more than 9.8% in value of our outstanding stock. Our board of directors has granted an exemption from the ownership limit to Blackstone. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” We believe that (i) La Quinta Parent does not own, actually or constructively, more than 35% of our stock, and (ii) one or more actual or constructive owners of 35% or more of La Quinta Parent do not collectively own more than 35% of our stock (determined by taking into account only the shares held by persons owning, actually or constructively, more than 5% of our outstanding shares because our shares are regularly traded on an established securities market).

However, because the tax ownership rules and attribution rules are complex and there is no or limited authority on certain aspects of those rules, and because the stock of La Quinta Parent is not subject to any restrictions on ownership and transfer, there can be no assurance that La Quinta Parent will satisfy the 35% ownership requirement to be an eligible independent contractor. In addition to the 35% ownership requirement with respect to La Quinta Parent, the hotel management contracts between our TRS lessee and subsidiaries of La Quinta Parent are substantially similar to the hotel management contracts between subsidiaries of La Quinta Parent and third party hotel owners. Thus, we believe that La Quinta Parent and its subsidiaries should qualify as eligible independent contractors with respect to our TRS lessees.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property, which might reduce the rent payments from the TRS lessee, which may increase the taxable income of the TRS lessee. With respect to each hotel in which the TRS lessee does not own the personal property, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property, when taken together with all of our other nonqualifying income, will not result in our failure to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we potentially could fail to satisfy the 75% or 95% gross income test and thus lose our REIT qualification.

Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. Furthermore, we need not provide services through an “independent contractor” or TRS but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We do not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise result in our failure to qualify as a REIT.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (i) the percentage rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (iii) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. We believe that we have structured our leases in a manner that will enable us to satisfy the REIT gross income tests.

In the case of the hotels we lease to our TRS and our TRS engages subsidiaries of La Quinta Parent to manage, we believe that the leases qualify as true leases for U.S. federal income tax purposes and that the rents payable under those leases qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances which would cause a portion of the rent received to fail to qualify as “rents from real property.” If such failure were in sufficient amounts, we would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In the case of real estate mortgage loans that are secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is a qualifying 75% asset test asset and interest income that qualifies for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income

We may directly or indirectly receive distributions from our TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally will constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates or currency fluctuations, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. In addition, the exclusion from the 95% and 75% gross income tests will apply if we previously entered into a hedging position and a portion of that hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. Most likely, income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from any TRS lessee failing to qualify as “rents from real property,” we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test, multiplied by a factor designated to approximate our profitability. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

Asset Tests

At the close of each calendar quarter, we must also satisfy seven tests relating to the nature of our assets.

First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Code, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and debt instruments issued by publicly offered REITs.

Second, not more than 25% of our total assets may be represented by securities other than those described in the immediately preceding paragraph.

Third, except for securities described in the first paragraph above and securities in QRSs and TRSs, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Fourth, except for securities described in the first paragraph above and securities in QRSs and TRSs, we may not own more than 10% of any one issuer’s outstanding voting securities.

Fifth, except for securities described in the first paragraph above and securities in QRSs and TRSs, we may not own more than 10% of the total value of the outstanding securities of any one issuer (the “10% Value Asset Test”). The 10% Value Asset Test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% Value Asset Test, the determination of our interest in the assets of a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Sixth, not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.

Seventh, not more than 25% of our total assets may be represented by debt instruments issued by publicly offered REITs that are “nonqualified” debt instruments (e.g., not secured by interests in mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% Value Asset Test, as explained below).

Certain securities will not cause a violation of the 10% Value Asset Test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% Value Asset Test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% Value Asset Test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been or will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if (a) we satisfied the asset tests at the close of the preceding calendar quarter and (b) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (b) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

To qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1)	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid; and

(b)	90% of our after tax net income, if any, from foreclosure property (as described below); minus

(2)	the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will generally be treated as received by our stockholders in the year in which paid.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. Such losses, however, generally will not affect the tax treatment to our stockholders of any distributions that are actually made. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

The calculation of REIT taxable income includes deductions for noncash charges, such as depreciation. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) to meet the distribution requirements, while preserving our cash. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

We calculate our REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for U.S. federal income tax purposes. As a result, we expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce our REIT taxable income. This conclusion is consistent with the conclusion above that the leases of our hotels will be treated as true leases for U.S. federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, we also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We conduct our operations, and intend to continue conducting our operations, so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We have structured our activities, and intend to continue to structure our activities, to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of real properties that are not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We have entered into hedging transactions, and may continue to enter into hedging transactions, including with respect to foreign currency exchange rate and interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as swap contracts, cap or floor contracts, futures or forward contracts and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction (each such hedge, a “Borrowings Hedge”) and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (each such hedge, a “Currency Hedge”), which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. This exclusion from the 95% and 75% gross income tests also will apply if we previously entered into a Borrowings Hedge or a Currency Hedge, a portion of the hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We have structured, and intend to continue to structure, any hedging transactions in a manner that does not jeopardize our qualification to be taxed as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property.

We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Recordkeeping Requirements Regarding Stockholders

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares of stock and maintaining our qualification as a REIT.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate, and redetermined TRS service income is gross income of a TRS attributable to services provided to us or on our behalf (less deductions properly allocable thereto) that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. It is our policy to evaluate material intercompany transactions and to attempt to set the terms of such transactions so as to achieve substantially the same result as the parties believe would have been the case if they were unrelated parties. As a result, we believe that (i) all material transactions between and among us and the entities that are treated as separate persons for U.S. federal income tax purposes in which we own a direct or indirect interest have been and will continue to be negotiated and structured with the intention of achieving an arm’s-length result, (ii) the potential application of the 100% penalty tax will not have a material effect on us and (iii) the potential application of Section 482 of the Code should not have a material effect on us. Furthermore, rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Application of the 100% penalty tax would apply, for example, to the extent we were found to have charged any TRS lessee rent in excess of an arm’s-length rent and application of Section 482 of the Code depends on whether, as a factual matter, transactions between commonly controlled entities are at arm’s-length. We cannot assure you that we will not be subject to the 100% penalty tax or that Section 482 of the Code will not apply to reallocate income between or among us or any of our affiliated entities.

From time to time, our TRSs may provide services to our tenants. We have set the fees paid to our TRSs for such services, and we intend to continue to set the fees paid to our TRSs for such services, at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to stockholders will be taxable as regular corporate dividends. Such dividends paid to U.S. Stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

We expect to be taxed as a REIT. The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. Stockholders in the period in which we are taxed as a REIT. A “U.S. Stockholder” is any beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) with respect to which a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) that has a valid election is in place under applicable Treasury regulations to be treated as a U.S. person.

Distributions

For such time as we qualify to be taxed as a REIT, the distributions that we make to taxable U.S. Stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends or “qualified dividend income” generally will be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. Stockholders that are individuals, trusts or estates from taxable C corporations. Such stockholders, however, may be taxed at the preferential rates on dividends designated as qualified dividend income by and received from REITs, provided certain requirements described below are met, to the extent that the dividends are attributable to:

•

qualified dividends received by the REIT during such taxable year from domestic TRSs, other taxable domestic C corporations and certain “qualified foreign corporations” that satisfy certain requirements (discussed below); or

•

income recognized in the prior taxable year from sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Under the recently enacted Tax Act, U.S. Stockholders that are individuals, trusts and estates generally may deduct 20% of “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates). The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain). The deduction, if allowed in full, equates to a maximum effective U.S. federal income tax rate on ordinary REIT dividends of 29.6%. As with the other individual income tax changes, the deduction provisions are effective starting for taxable years beginning in 2018. Without further legislation, the deduction would sunset for taxable years beginning after 2025.

A foreign corporation generally will be a “qualified foreign corporation” if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the IRS determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, passive foreign investment companies and certain surrogate foreign corporations will not be treated as a qualified foreign corporations, and the dividends we receive from such entities would not constitute qualified dividend income.

In addition, even if we designate certain dividends as qualified dividend income to our stockholders, a U.S. Stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, a U.S. Stockholder will only be eligible to treat the dividend as qualified dividend income if the U.S. Stockholder is taxed at individual rates and meets certain holding requirements. In general, to treat a particular dividend as qualified dividend income, a U.S. Stockholder will be required to hold our stock for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend. Moreover, in no case may the amount we designate as qualified dividend income exceed the amount we distribute to our stockholders as dividends with respect to the taxable year. If we designate any portion of a dividend as qualified dividend income, a U.S. Stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as qualified dividend income.

If in the future we declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation, taxable U.S. Stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

Distributions that we designate as capital gain dividends generally will be taxed to our U.S. Stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. Stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of REITs in General—Annual Distribution Requirements.” U.S. Stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us, and corporate U.S. Stockholders will need to appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS. Corporate U.S. Stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. Stockholders that are individuals, trusts and estates, and 21% in the case of U.S. Stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will represent a return of capital and will not be taxable to a U.S. Stockholder to the extent that the amount of such distributions does not exceed the adjusted tax basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted tax basis of the U.S. Stockholder’s shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. Stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Taxation of REITs in General—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make.

Dispositions of Our Stock

If a U.S. Stockholder sells or disposes of shares of our stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by U.S. Stockholders that are individuals, trusts or estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the stock is held for one year or less. Gains recognized by U.S. Stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. Stockholders) to a portion of capital gain realized by a non-corporate U.S. Stockholder on the sale of shares of our stock that would correspond to our “unrecaptured Section 1250 gain.” U.S. Stockholders should consult with their own tax advisors with respect to their capital gain tax liability.

Capital losses recognized by a U.S. Stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each taxable year). In addition, any loss upon a sale or exchange of shares of our stock by a U.S. Stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If a U.S. Stockholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. Stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly.

Medicare Tax on Unearned Income

Certain U.S. Stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on “net investment income,” (or, in the case of an estate or trust, on “undistributed net investment income”) which includes, among other things, dividends on and gains from the sale or other disposition of REIT stock, subject to certain limitations. U.S. Stockholders should consult their own tax advisors regarding this tax on net investment income.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to non-U.S. Stockholders. A “non-U.S. Stockholder” is any beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Ordinary Dividends

The portion of dividends received by non-U.S. Stockholders that (1) is payable out of our earnings and profits, (2) is not attributable to capital gains from the disposition of a U.S. real property interest (“USRPI”) that we recognize, (3) is not designated by us as a capital gain dividend and (4) is not effectively connected with a U.S. trade or business of the non-U.S. Stockholder (and, if required by an applicable income tax treaty, the non-U.S. Stockholder maintains a permanent establishment in the United States to which such dividends are attributable), will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. Stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. Stockholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. Stockholder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. Stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Stockholder. The income, as adjusted for certain items, may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. Stockholder that is treated as a corporation for U.S. federal income tax purposes.

Non-Dividend Distributions

Unless our stock constitutes a USRPI, distributions that we make which are not dividends out of our earnings and profits generally will not be subject to U.S. federal income tax, provided that such distributions are not effectively connected with a U.S. trade or business of the non-U.S. Stockholder and the non-U.S. Stockholder is not a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States. However, such distributions may be treated as dividend income for certain non-U.S. Stockholders. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends, except as provided above. The non-U.S. Stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the stockholder’s proportionate share of our earnings and profits, plus (2) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Stockholder of the same type (i.e., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution that we make to a non-U.S. Stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (“USRPI capital gains”), will, except as described below, be treated as though it were effectively connected with a U.S. trade or business of the non-U.S. Stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See “—Ordinary Dividends” for a discussion of the tax consequences of income that is effectively connected with a U.S. trade or business. In addition, we or the applicable withholding agent will be required to withhold tax equal to the highest corporate tax rate applied to the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. Stockholder that is treated as a corporation for U.S. federal income tax purposes. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor.

Capital gain dividends received by a non-U.S. Stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. Stockholder’s U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. Stockholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, except that a non-U.S. Stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) on such gain, as adjusted for certain items, or (2) the non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. Stockholder will incur a 30% tax on such stockholder’s capital gains, which may be offset by U.S. source capital losses of the non-U.S. Stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. Stockholder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that a significant portion of our assets are USRPIs and we expect that a significant portion of our assets will continue to be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA or the branch profits tax, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as an ordinary dividend (see “—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is “regularly traded” on an established securities market located in the United States and (2) the recipient non-U.S. Stockholder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our common stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.

Dispositions of Our Stock

Gain recognized by a non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to U.S. federal income taxation unless:

•

the investment in our common stock is effectively connected with the non-U.S. Stockholder’s U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. Stockholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to any gain, except that a non-U.S. Stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) on such gain, as adjusted for certain items;

•

the non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains for the taxable year, which may be offset by U.S. source capital losses of the non-U.S. Stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. Stockholder has timely filed U.S. federal income tax returns with respect to such losses; or

•	our common stock constitutes a USRPI within the meaning of FIRPTA, as described below.

Our common stock will constitute a USRPI unless we are a domestically controlled REIT. We intend to take the position that we will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. Stockholders.

As described above, our charter contains restrictions designed to protect our status as a domestically controlled REIT, and we believe that we will be and will remain a domestically controlled REIT, and that a sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock is publicly traded, no assurance can be given that we are or will be a domestically controlled REIT. Even if we were not a domestically controlled REIT, a sale of our common stock by a non-U.S. Stockholder would nevertheless not be subject to taxation under FIRPTA as a sale of a USRPI if:

•	our common stock were “regularly traded” on an established securities market; and

•

the non-U.S. Stockholder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

Specific “wash sale” rules under Section 897(h)(5) of the Code applicable to sales of shares of stock in a domestically controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale or other taxable disposition of our stock even if we are a domestically controlled REIT. These rules would apply if the non-U.S. Stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). A sale or other taxable disposition of our stock is not treated as an applicable “wash sale” transaction if the stock is “regularly traded” on an established securities market in the United States and the selling non-U.S. Stockholder has not held more than 10% of all of such regularly traded stock during the one-year period ending on the date of such distribution described in clause (1).

In addition, dispositions of our common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our common stock. An actual or deemed disposition of our common stock by such shareholders may also be treated as a dividend. Furthermore, dispositions of our common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.

Our common stock is, and we anticipate that it will continue to be, regularly traded on an established securities market. If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

U.S. Federal Income Tax Returns

If a non-U.S. Stockholder is subject to taxation under FIRPTA on proceeds from the sale of our common stock or on capital gain distributions, the non-U.S. Stockholder will be required to file a U.S. federal income tax return.

Non-U.S. Stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock, including any reporting requirements.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder. However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders to satisfy the REIT “closely held” test and (2) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of shares of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders of Our Common Stock

In general, information reporting requirements will apply to payments of dividends on and payments of the proceeds of the sale of our common stock held by U.S. Stockholders, unless an exception applies. The applicable withholding agent is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor, or (ii) the TIN furnished by the payee is incorrect. In addition, the applicable withholding agent with respect to the dividends on our common stock is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. A U.S. Stockholder that does not provide the applicable withholding agent with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholders who fail to certify their U.S. status to us.

Some U.S. Stockholders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. The applicable withholding agent will be required to furnish annually to the IRS and to U.S. Stockholders of our common stock information relating to the amount of dividends paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some U.S. Stockholders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Stockholders of Our Common Stock

Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding as described above for a U.S. Stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

Information reporting and backup withholding may apply to payments of proceeds from the disposition of our common stock to a non-U.S. Stockholder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. Stockholder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. Stockholder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. Stockholder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. Stockholder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if we, the paying agent has actual knowledge, or reason to know, that a non-U.S. Stockholder is a U.S. person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. Stockholder can be refunded or credited against the non-U.S. Stockholder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which review may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the IRS. Investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any of the foregoing described in clause (i) or (ii) (each as described in clause (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment of a portion of the assets of any Plan in our common stock, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the applicable prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code with respect to Covered Plans, and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition of our common stock by a Covered Plan with respect to which we, the selling stockholders, an underwriter or any of our or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption, of which there are many. There can be no assurance that all of the conditions of any exemption will be satisfied, or that any exemption would apply to all possible transactions in connection with an acquisition of our common stock. Fiduciaries of Covered Plans considering acquiring our common stock in reliance on an exemption should carefully review such exemption to assure it is applicable.

Plans that are Non-U.S. plans (as described in Section 4(b)(4) of ERISA), governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common stock to determine the need for, and the availability of, any exemptive relief under any Similar Law.

Accordingly, by acceptance of any shares of our common stock, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or subsequent transferee to acquire our common stock constitutes assets of any Plan or (ii) the acquisition of such common stock by such purchaser or subsequent transferee will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel to determine whether such employee benefit plan is subject to Title I of ERISA, Section 4975 of the Code or any Similar Laws.

Purchasers of the shares of our common stock have the exclusive responsibility for ensuring that their purchase and holding of our common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. Neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any of our shares of common stock should consult and rely on their own counsel and advisers as to whether an investment in our common stock is suitable for the Plan.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of our common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•	on any national securities exchange on which our shares of common stock may be listed at the time of sale, including the NYSE (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or any other method permitted by applicable law.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the shares of common stock by a broker/dealer as principal and resales of the shares of common stock by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of common stock covered by this prospectus is made, if required, a prospectus supplement will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering and the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If the selling stockholders utilize a dealer in the sale of the securities being offered pursuant to this prospectus, the selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in a prospectus supplement.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and/or the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the shares of common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock covered by this prospectus.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us and the selling stockholders by Simpson Thacher & Bartlett LLP, New York, New York. Venable LLP, Baltimore, Maryland will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with The Blackstone Group L.P.

EXPERTS

The financial statements, and related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and shares of our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and its exhibits and schedules and other reports and information without charge at a website maintained by the Commission. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect these reports, proxy statements and other information without charge at the SEC’s website. We also make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•	our Definitive Proxy Statement on Schedule 14A filed on April 12, 2019;

•	our Current Reports on Form 8-K filed on April 1, 2019, May 14, 2019 (Item 5.02 only), and May 16, 2019; and

•

all other documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering to which this prospectus relates (other than information furnished and not filed in accordance with Commission rules, unless expressly stated otherwise therein).

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the Commission through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

CorePoint Lodging Inc.

125 East John Carpenter Freeway, Suite 1650

Irving, Texas 75062

Attn: Investor Relations

(214) 501-5535

Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at http://www.corepoint.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

17,586,538 Shares

CorePoint Lodging Inc.

Common Stock

PROSPECTUS

            , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by us in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Filing Fee—Securities and Exchange Commission	$27,752
Fee—Financial Industry Regulatory Authority	$34,197
Fees and Expenses of Counsel	$1,250,000
Printing Expenses	$50,000
Fees and Expenses of Accountants	$150,000
Miscellaneous Expenses	$488,051

Total	$2,000,000

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us and our bylaws obligate us to indemnify each of our directors or officers who is or is threatened to be made a party to or witness in a proceeding by reason of his or her service in those or certain other capacities, to the maximum extent permitted by Maryland law, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of us or serving in such other capacities.

We currently maintain an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors, officers and certain employees in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of CorePoint and its subsidiaries.

We have also entered into indemnification agreements with certain of its executive officers and its directors. The agreements are identical. Each agreement requires CorePoint Parent to indemnify and hold harmless the applicable officer to the fullest extent authorized by Maryland law. Each agreement provides that CorePoint Parent will indemnify the applicable officer against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on his or her behalf, if, by reason of his status as an officer or director, he or she is, or is threatened to be, made a party or participant in any proceeding. The only limitations on this obligation are that CorePoint Parent is not required to make any payment if it is established that (a) the act or omission of the covered officer or director was material to the matter giving rise to the action, suit or proceeding, including any appeals, and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the covered officer or director actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the covered officer or director had reasonable cause to believe that his or her conduct was unlawful. CorePoint Parent must also advance to the indemnified officer or director, to the fullest extent authorized by Maryland law, all expenses reasonably and necessarily incurred by him or her or on his or her behalf in connection with any proceeding in which he or she is made a party or participant by reason of his status as an officer or director.

Item 16. Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit number	Description

1.1	Form of Underwriting Agreement.

2.1	Separation and Distribution Agreement, dated as of January 17, 2018, by and between La Quinta Holdings Inc. and CorePoint Lodging Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form 10 filed on May 7, 2018 (File no. 001-38168)).

5.1	Opinion of Venable LLP regarding validity of the shares registered.

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).

23.3	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 8.1).

24.1	Power of Attorney (included on the Signature Page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Irving, Texas, on June 26, 2019.

COREPOINT LODGING INC.

By:	/s/ Keith A. Cline
Name:	Keith A. Cline
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Keith A. Cline, Daniel E. Swanstrom II and Mark M. Chloupek, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Keith A. Cline Keith A. Cline	President and Chief Executive Officer and Director	June 26, 2019

/s/ Daniel E. Swanstrom II Daniel E. Swanstrom II	Executive Vice President and Chief Financial Officer	June 26, 2019

/s/ Howard S. Garfield Howard S. Garfield	Senior Vice President, Chief Accounting Officer and Treasurer	June 26, 2019

/s/ James R. Abrahamson James R. Abrahamson	Director	June 26, 2019

/s/ Glenn Alba Glenn Alba	Director	June 26, 2019

/s/ Jean M. Birch Jean M. Birch	Director	June 26, 2019

/s/ Alan J. Bowers Alan J. Bowers	Director	June 26, 2019

/s/ Giovanni Cutaia Giovanni Cutaia	Director	June 26, 2019

Name	Title	Date
/s/ Alice E. Gould Alice E. Gould	Director	June 26, 2019

/s/ B. Anthony Isaac B. Anthony Isaac	Director	June 26, 2019

/s/ Brian Kim Brian Kim	Director	June 26, 2019

/s/ David Loeb David Loeb	Director	June 26, 2019

/s/ Mitesh B. Shah Mitesh B. Shah	Director	June 26, 2019